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                                                                      EXHIBIT 11



                                 TIDEWATER INC.
                   EARNINGS PER SHARE COMPUTATION INFORMATION
                   YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                                              (in thousands, except share and per share data)
                                                                      1997             1996            1995
                                                                ---------------    -----------     ----------
Net earnings                                                    $       146,011         76,177         51,187
                                                                ================    ===========    ===========

Issued shares at March 31, 1997:  60,334,889

Weighted average common shares outstanding                           61,606,144     61,675,360     61,586,175
Incremental shares applicable to stock options                          674,137        485,618        272,719
                                                                ---------------     ----------     ----------
Weighted average common shares and equivalents                       62,280,281     62,160,978     61,858,894
                                                                ===============    ===========    ===========

Primary and fully-diluted net earnings per common share:        $          2.34           1.23            .83
                                                                ===============    ===========    ===========